Exhibit 99.1

Vicor Corporation Reports Results for the Second Quarter Ended June 30, 2016

ANDOVER, MA -- (Marketwired - July 26, 2016) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the second quarter and six months ended June 30, 2016. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the second quarter ended June 30, 2016 decreased to $52,941,000, compared to $56,119,000 for the corresponding period a year ago, but increased from $46,027,000 for the first quarter of 2016. Second quarter bookings increased to $52,514,000 from $48,096,000 for the corresponding period a year ago, and increased from $49,000,000 for the first quarter of 2016.

Gross margin decreased to $24,471,000 for the second quarter of 2016, compared to $26,510,000 for the corresponding period a year ago, but increased from $19,316,000 for the first quarter of 2016. Gross margin, as a percentage of revenue, decreased to 46.2% for the second quarter of 2016, compared to 47.2% for the second quarter of 2015, but increased from 42.0% for the first quarter of 2016.

Net loss for the second quarter was ($544,000), or ($0.01) per share, compared to net income of $805,000, or $0.02 per diluted share, for the corresponding period a year ago and a net loss of ($5,351,000), or ($0.14) per share, for the first quarter of 2016.

Revenues for the six months ended June 30, 2016, decreased 17.6% to $98,968,000 from $120,136,000 for the corresponding period a year ago. Net loss for the six month period was ($5,895,000), or ($0.15) per share, compared to net income of $4,176,000, or $0.11 per diluted share, for the corresponding period a year ago.

Cash used for operating activities totaled $3,171,000 for the second quarter of 2016, compared to cash provided by operations of $7,206,000 for the corresponding period a year ago. Cash and cash equivalents sequentially decreased by $5,557,000 to approximately $54,153,000 at the end of the second quarter of 2016 from $59,710,000 at the end of the first quarter of 2016.

Total backlog at the end of the second quarter of 2016 was $41,674,000, compared to $42,096,000 at the end of the first quarter, and $39,073,000 at the end of 2015.

Commenting on the second quarter, Dr. Patrizio Vinciarelli, Chief Executive Officer, stated, "Vicor saw incremental improvement with sequential increases in bookings and revenue. Our second quarter consolidated gross margin recovered four points, reflecting higher production volumes. Despite operating expense containment, we recorded a small net loss. Over the next two quarters, we expect slow progress in demand reflecting unpredictable delays in the ramp of certain major new programs and macroeconomic uncertainty. However, our differentiated products continue to gain traction, and we are confident that technological leadership will be the engine of growth for years to come. We are achieving additional design wins and expanding the markets and applications served. Earlier design wins are now yielding purchase orders, contributing to confidence in our 2017 outlook."

Dr. Vinciarelli continued, "Short-term challenges and uncertainty remain in numerous markets. Until we achieve a substantial mix of large programs, quarterly results may be affected by sudden and unexpected changes in shipment schedules. Recent high-profile focus on our 48 Volt to Point of Load solutions is contributing to a broadening of our customer base within enterprise computing. We have also been successful in penetrating wireless telecom and, notably, automotive applications. We are pleased to see strength in the initial uptake of new products in our legacy markets, such as rail and defense electronics. All of this supports my continued confidence in our strategy to redefine the market for high performance, cost effective modular power solutions."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Tuesday, July 26, 2016 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 35796268. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through August 10, 2016. The replay dial-in number is 888-286-8010 and the Passcode is 36834933. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2015, under Part I, Item I -- "Business," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share
 amounts)

                                      QUARTER ENDED       SIX MONTHS ENDED
                                       (Unaudited)           (Unaudited)

                                  --------------------  --------------------
                                   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                     2016       2015       2016       2015
                                  ---------  ---------  ---------  ---------

Net revenues                      $  52,941  $  56,119  $  98,968  $ 120,136
Cost of revenues                     28,470     29,609     55,181     64,735
                                  ---------  ---------  ---------  ---------
  Gross margin                       24,471     26,510     43,787     55,401

Operating expenses:
  Selling, general and
   administrative                    14,315     15,086     28,331     29,948
  Research and development           10,757     10,631     21,486     21,050
                                  ---------  ---------  ---------  ---------
    Total operating expenses         25,072     25,717     49,817     50,998
                                  ---------  ---------  ---------  ---------

Income (loss) from operations          (601)       793     (6,030)     4,403

Other income (expense), net              64         39        139         10
                                  ---------  ---------  ---------  ---------

Income (loss) before income taxes      (537)       832     (5,891)     4,413

Less: Provision for income taxes         13         61         35        200
                                  ---------  ---------  ---------  ---------

Consolidated net income (loss)         (550)       771     (5,926)     4,213

Less: Net income (loss)
 attributable to noncontrolling
 interest                                (6)       (34)       (31)        37
                                  ---------  ---------  ---------  ---------

Net Income (loss) attributable to
 Vicor Corporation                $    (544) $     805  $  (5,895) $   4,176
                                  =========  =========  =========  =========

Net income (loss) per share
 attributable to Vicor
 Corporation:
  Basic                           $   (0.01) $    0.02  $   (0.15) $    0.11
  Diluted                         $   (0.01) $    0.02  $   (0.15) $    0.11

Shares outstanding:
  Basic                              38,801     38,750     38,798     38,719
  Diluted                            38,801     39,293     38,798     39,221

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET
(Thousands)

                                                     JUNE 30,     DEC 31,
                                                       2016         2015
                                                   (Unaudited)  (Unaudited)
                                                   -----------  -----------
Assets

Current assets:
    Cash and cash equivalents                      $    54,153  $    62,980
    Accounts receivable, net                            28,008       25,982
    Inventories, net                                    26,130       23,442
    Other current assets                                 3,288        3,102
                                                   -----------  -----------
      Total current assets                             111,579      115,506

Deferred tax assets                                         11           15
Long-term investments                                    2,579        2,866
Property, plant and equipment, net                      37,853       37,450
Other assets                                             2,127        1,708
                                                   -----------  -----------

                                                   $   154,149  $   157,545
                                                   ===========  ===========

Liabilities and Equity

Current liabilities:
    Accounts payable                               $     8,858  $     7,470
    Accrued compensation and benefits                    9,702        8,349
    Accrued expenses                                     2,266        2,568
    Accrued severance charges                                -          195
    Income taxes payable                                     9           31
    Deferred revenue                                     1,894        1,988
                                                   -----------  -----------
      Total current liabilities                         22,729       20,601

Long-term deferred revenue                                 410          468
Contingent consideration obligations                       327          144
Long-term income taxes payable                             180          192
Deferred income taxes                                        -           55
                                                   -----------  -----------
      Total liabilities                                 23,646       21,460

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                      175,568      174,850
    Retained earnings                                   93,790       99,685
    Accumulated other comprehensive loss                  (146)        (577)
    Treasury stock                                    (138,927)    (138,927)
                                                   -----------  -----------
      Total Vicor Corporation stockholders' equity     130,285      135,031
  Noncontrolling interest                                  218        1,054
                                                   -----------  -----------
    Total equity                                       130,503      136,085
                                                   -----------  -----------

                                                   $   154,149  $   157,545
                                                   ===========  ===========

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com